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                                                                   EXHIBIT 10.39


                                    OSI/SLI

                              FRAMEWORK AGREEMENT

                          FOR SUPPLY OF FINISHED LAMPS


AGREEMENT, (hereinafter called "Agreement") made as of January 29, 1997 between OSRAM SYLVANIA PRODUCTS INC a Delaware corporation, acting through its General Lighting Business Group with a principal place of business at 100 Endicott Street, Danvers, MA 01923 (hereinafter called "OSRAM SYLVANIA") and SYLVANIA LIGHTING INTERNATIONAL B.V. (formerly EDIL International Lighting B.V.), a private limited company incorporated under the laws of the Netherlands with a registered office located at Oudeweg 155, 2031 CC Haadem, The Netherlands ("SLI").


                              W I T N E S S E T H.


WHEREAS, Osram GmbH and EDIL International Lighting, B.V. signed a Framework Agreement for Supply Contract dated January 29, 1993 for the supply of many products including lamps and various other agreements connected with the separation of GTE Corporation's North American Lighting business acquired by Osram GmbH) from the international lighting businesses of GTE Corporation and GTE International Incorporated (acquired by SLI).

WHEREAS, Sylvania Lighting International B.V. has succeeded to all of the rights, benefits and obligations of EDIL International Lighting B.V. under the Framework Agreement for Supply Contract dated January 29, 1993;

WHEREAS, OSRAM SYLVANIA PRODUCTS INC. and Sylvania Lighting International B.V. believe it desirable to enter into a new framework agreement setting forth the standard terms and conditions that will apply to Schedule D lamp sales and purchases thereby making unnecessary to negotiate such terms and conditions in connection with each individual transaction;

NOW, THEREFORE, the parties agree as follows:

1.   DEFINITIONS

     The term "Products" shall mean Lamps as defined and set forth in Article
     IV and Schedule D of the Framework Agreement by and between Osram GmbH and EDIL International Lighting B.V., and dated January 29, 1993. Additional products may be added to this Agreement or any of the Products may be deleted herefrom, upon 6 months prior written notice given by OSRAM SYLVANIA to SLI that such product or Products are, respectively, to be added or deleted form this Agreement together with OSRAM SYLVANIA's written designation of the effective date of such addition or deletion.

2.   PRICE SCHEDULES; TERMS AND CONDITIONS

     (a) OSRAM SYLVANIA will sell the Products to be sold and distributed by SLI on accepted orders at prices to be negotiated annually for the next calendar year. So long as the most recently completed calendar year's purchases by SLI equal at least 80% of the prior calendar year's purchases, then each year's price increase will not exceed the published percentage increase for all general lighting products (including lamps and ballasts) sold in the United States to industrial/commercial distributors of the General Lighting business division of OSRAM SYLVANIA. For the purpose of calculating the "80%". SLI purchases
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         shall be deemed to include unfilled, non-cancelable firm purchase orders for product to be delivered during the then current calendar year and firm purchase orders for products no longer commercially available from OSI. Regardless of the date of receipt and acceptance of orders OSRAM SYLVANIA reserves the right to invoice all or part of accepted orders at prices in effect on the date of shipment for backorders greater than 90 days.

         The price of any particular Product type or family of product types may be increased from time to time subject to the mutual written agreement of the parties; provided, however, (a) the price adjustments result from unfavorable changes in market conditions or labor, material energy or other costs of manufacture, or other unfavorable factors beyond the direct control of OSRAM SYLVANIA and (b) OSRAM SYLVANIA has given SLI three (3) months' prior notice of the proposed price adjustment. Conversely, favorable changes in market conditions of labor, material, energy or other costs of manufacture will result in OSRAM SYLVANIA providing to SLI price relief on the affected Product type or family of products. In the event the parties cannot mutually agree on price adjustments, the parties hereby agree to apply 50% of the price adjustment for a ninety (90) day period while negotiations continue. If at the end of such 90 day period, the parties fail to reach mutual agreement, then OSRAM SYLVANIA will not have any obligation to supply or SLI obligation to buy such Product type or family of product type and no liability will result therefrom.

   (b) SLI agrees to pay OSRAM SYLVANIA all sums incurred on SLI's open account with OSRAM SYLVANIA in accordance with the following payment terms: net 60 days from date of invoice no cash discount for early payment. The date of invoice shall be the date of shipment or any date thereafter. The method of payment shall be as OSRAM SYLVANIA shall reasonably specify from time to time.

   (c) OSRAM SYLVANIA reserves the absolute right to review and establish new credit terms with respect to SLI's open account at any time and from time to time.

   (d) The pricing discussed in this Paragraph (2) is meant to apply only with respect to the purchase by SLI of Products intended for resale outside North America. In the event SLI (or any successor) were to purchase Products under private label for resale in North America, then SLI would need to negotiate and reach mutual agreement with OSI on the pricing (and such other terms and conditions) that would apply with respect to such products destined for resale in North America.

3. PURCHASE ORDERS

   OSRAM SYLVANIA will not be required to make any shipments except against orders sent by SLI to OSRAM SYLVANIA and accepted by OSRAM SYLVANIA. Any provision of any order placed by SLI which is inconsistent with or in addition to any provision hereof (other than provisions specifying lamp types and quantities, delivery dates, invoicing and shipping instructions and additional specifications) shall be null and void and not binding on OSRAM SYLVANIA. All orders (excluding sample orders) will be subject to a minimum order value of $1250 (U.S.) Orders below this amount will be subject to a $55 (U.S.) handling charge.

4.  DELIVERY

    (a) Unless otherwise mutually agreed to OSRAM SYLVANIA shall deliver the Products sold to SLI Ex-works (Incoterms 1990) shipping point from the OSRAM SYLVANIA Distribution Center nearest the SLI customer destination. Notwithstanding the foregoing, SLI private-label Product will be warehoused at and shipped from OSRAM SYLVANIA's Bethleham, Pennsylvania Distribution Center or such other locations as determined by OSRAM SYLVANIA. Title and risk of loss with respect to the Project will pass to SLI upon delivery at the f.o.b. point and all transportation, insurance and other charges beyond such point of shipment shall be for SLI's account. (Freight charges will be prorated and added to the invoice.) OSRAM SYLVANIA shall ship Products in

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          accordance with its standard mode of transportation at freight rates then available to OSRAM SYLVANIA. If SLI requests a faster mode of transportation, SLI shall be liable for the added transportation cost. OSRAM SYLVANIA will containerize freight when requested by SLI. Loading of containers will be to the maximum extent possible under the circumstances.

     (b) All delivery dates shall be deemed approximate. While OSRAM SYLVANIA will endeavor to meet delivery schedules OSRAM SYLVANIA shall not be liable for delays in delivery or failure to manufacture or deliver due to (1) causes beyond its reasonable control, (2) acts of God, acts of SLI, acts of civil or military authority, or other governmental allocations or controls, fires, strikes or other labor difficulties, flood, epidemics, war, riot or other civil disturbance, delays in usual source of supply, delays in transportation or car shortage, (3) inability on account of causes beyond its reasonable control to obtain or delay in obtaining necessary labor, materials, components or manufacturing facilities, or (4) any other commercial impracticability. In event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay.

     (c) When necessary and subject to mutual agreement, OSI will provide palletized product at OSI's cost.

5.   PRODUCT AVAILABILITY

     (a) In the event of a shortage of Products for any reason, OSRAM SYLVANIA shall have the right to allocate its available supply of Products among its customers (including divisions, subsidiaries and affiliates of OSRAM SYLVANIA that use Products) in any manner that OSRAM SYLVANIA considers to be equitable or in its best interests. Expressly subject to the preceding sentence limitation, OSI will endeavor to supply SLI in accordance with historical buying patterns of SLI. However, this is merely a non-binding target.

     (b) OSRAM SYLVANIA agrees to notify SLI in writing 60 days prior to obsoleting any specific lamp item and to identify substantially equivalent replacement(s), if any,

     (c) If possible, OSRAM SYLVANIA will provide SLI with a 6 months notice advising of any known existing or anticipated long term capacity or production problems (and plans to correct same) affecting a Product or family of products, e.g., capacity problem experienced with PAR 38 lamps prior to EPACT implementation.

     (d) In the event that OSRAM SYLVANIA experiences a short term capacity or production problem, e.g., availability of F20D, F40D, circtines, affecting any Product or family of products, it shall notify SLI of the nature of the problem(s) (and plans to correct same) within 14 days after receiving SLI's firm orders for the affected Product(s).

6.   MARKING, PACKAGING AND PACKAGE

     (a) Products shall be marked and their packages shall contain graphics and be labeled in the manner specified by SLI provided, however, that OSRAM SYLVANIA shall not be obligated to mark or label in a manner that it, in its sole discretion, believes would violate obligated to mark or label in manner that it, in its sold discretion, believes would violate the law or applicable regulations or its own or another party's rights. SLI will either provide OSRAM SYLVANIA with art work and films for graphics and labeling or identify its packaging suppliers and authorize OSRAM SYLVANIA to secure such packaging at SLI's cost, in which event the price of Products will be equitably adjusted to reflect the fact that OSRAM SYLVANIA is no longer bearing the cost of unit packages and/or


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          shipping cartons and their graphics and labeling.  SLI will reimburse
          OSRAM SYLVANIA for all costs associated with any change in graphics and labeling after the original graphics and labeling have been supplied, including all costs of obsolete packaging material that result from the change. Periodically, if it so elects and within its sole discretion, OSRAM SYLVANIA may substitute its standard SYLVANIA branded packaging of OSRAM SYLVANIA and/or "white box" or generic packaging, which includes no corporate reference. SLI's consent would be required if more than 20% of ordered Product types would be supplied in non-private labeled packaging. Under no circumstance will OSRAM branded products be available for purchase by SLI.

     (b) The parties will mutually agree on a list of those lamp types which will be supplied under SLI's private labels and trademarks. Private labeled Sylvania brand product will be produced for SLI, subject to minimum purchase requirements and such other requirements as set forth in OSRAM SYLVANIA Policy #OQ2-133-02 (a copy of which is attached hereto and incorporated herein). SLI will provide OSRAM SYLVANIA with its annual forecast (updated quarterly) of private labeled product requirements. Private labeled product which fails to meet forecasted demand levels will be subject to deletion or will be supplied on a "made to order" basis, subject to minimum production runs and shipment of all such production when the order is completed.


7.   COMPLIANCE WITH LAWS

     OSRAM SYLVANIA shall not be required to deliver to SLI any Products which, in OSRAM SYLVANIA's reasonable judgment, do not conform to applicable standards, rules, regulations (including, but not limited to EPACT) or guidelines, if any, for Products established by any governmental authority. In the event OSRAM SYLVANIA determines in its reasonable judgment, that it can or will export these products to SLI, OSRAM
     SYLVANIA may condition its approval on such reasonable, additional terms and conditions of sale as they would apply to private-labeled products (see Paragraph 6 above).

8.   TRADEMARKS & TRADENAMES

     (a) It is understood that the trademarks and tradenames of each of the parties hereto shall remain the sole and exclusive property of such party and subject to such terms, conditions, rights and obligations as set forth in the Amended and Restated Intellectual Property Allocation and License Agreement by and between EDIL International Lighting B.V., Osram Acquisition Corporation and Osram GmbH and dated August 6, 1992 ("Allocation and License Agreement"), as amended by the Variation Agreement by and between Osram GmbH and Sylvania Lighting International B.V. and dated December 23, 1994 ("Variation Agreement"). Neither party will use any of the trademarks or tradenames of the other party on or in connection with any product except as permitted by this Agreement or the Allocation and License and Variation Agreements.

     (b) Any breach of Article 18(b) of the Allocation and License Agreement shall be deemed a breach of a material term of this Agreement and give rise to early termination, as set forth in Paragraph 9(b) herein.



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9.   TERM AND TERMINATION

     (a) The Initial term of this Agreement shall be for the period February 1, 1997 through December 31, 1999 and from year to year thereafter unless otherwise terminated as provided herein. Notwithstanding the foregoing, either party may terminate this Agreement, with or without cause, during any renewal period hereof, by giving not less than nine
          (9) months prior written notice of termination to the other party, and upon the giving of such notice, this Agreement shall terminate without further notice the date specified in such notice of termination.

     (b) Notwithstanding anything to the contrary contained in this Agreement or this Paragraph 9, in the event of a breach by either party of any material term, condition or provision of this Agreement, the other party (in addition to such other rights as it may have) shall have the right to terminate this Agreement forthwith by giving written notice of termination to the defaulting party, provided at least 30 (thirty) days' prior written notice of breach and intention to terminate has been given and the breach is not cured during such period.

     (c) Notwithstanding anything to the contrary in Paragraph 9, or this Agreement, if SLI ceases to function as a going business or if SLI becomes involved in financial difficulties or becomes insolvent, or in the event that: (a) any person, persons or company participating in the general lighting market acquires twenty-five percent (25%) or more common equity, ownership or control of SLI, its successors or any of its assigns (other than pursuant to a public listing), or (b) SLI, its successor or any of its assigns are or become a publicly listed company and any person, persons or company participating in the general lighting market acquires forty-nine percent (49%) or more of the common equity of such company, or (c) any person, persons or company participating in the general lighting market has the right to appoint any director, officer, employee or one or more persons on the board of management of SLI, its successors or any of its assigns, then OSRAM SYLVANIA may, at its option, immediately terminate this Agreement by giving written notice to SLI at termination. It is expressly agreed that OSRAM SYLVANIA shall have the sole right to determine whether any of the conditions set forth above shall have occurred, and its determination, if not unreasonable, shall be binding upon SLI. With respect to this Paragraph 9(c), any reference to "SLI" shall be deemed to include any subsidiary owned or controlled by SLI.

     (d) All claims shall survive the termination of this Agreement but neither party shall be liable to the other for damages, indemnities, losses or compensation of any kind by reason of, or attributable to, the termination, for any reason, of this Agreement.

     (e) In the event of termination of this Agreement by OSRAM SYLVANIA for cause or by SLI for reasons other than OSRAM SYLVANIA's breach, SLI will purchase all lamps under firm purchase orders of SLI in finished packaged inventory at the time of termination plus reimburse OSRAM SYLVANIA for the costs of all packaging materials, other stock inventories and dedicated lamp inventories OSRAM SYLVANIA may have purchased, committed to purchase or manufactured under this Agreement, not to exceed ninety (90) days of annual purchases. If such remaining inventory is not purchased by SLI within thirty (30) days after termination of this Agreement, OSRAM SYLVANIA, without waiving any other rights it may have, may sell this stock to purchaser(s) of its choice at prevailing price; provided however, that no packaging, artwork or labels of SLI shall be used in sales or affixed to such stock.

10.  WARRANTY AND INDEMNIFICATION

     (a) Unless otherwise agreed to by the parties, OSRAM SYLVANIA will manufacture Products to be delivered hereunder in accordance with applicable specifications published by


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          OSRAM SYLVANIA in its Large Lamp catalogue at the time of purchase by
          SLI.  This warranty shall apply only to defects appearing within one
          (1) year from the date of delivery to SLI. Damages resulting from external causes such as abuse, misuse, or acts of God are not covered by this Warranty. The conditions of any tests concerning Products which SLI claims fail to conform to this warranty shall be mutually agreed upon in writing and OSRAM SYLVANIA shall be notified of, and may be represented at, all tests that may be made. If any Product does not meet the above warranty, and if SLI notifies OSRAM SYLVANIA in writing within thirty (30) days after discovery of the defect, OSRAM SYLVANIA shall thereupon correct such defect by either (at
          OSRAM SYLVANIA's sole option) replacing the defective Product, or part thereof, or refunding purchase price thereof. IN NO EVENT SHALL OSRAM SYLVANIA BE LIABLE FOR CONSEQUENTIAL, INDIRECT, SPECIAL, OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS OR REVENUE, COST OF CAPITAL, OR CLAIMS OF CUSTOMERS OF SLI FOR SUCH DAMAGE. THIS WARRANTY REPRESENTS SLI'S EXCLUSIVE REMEDY UNDER THIS AGREEMENT. THERE ARE NO OTHER WARRANTIES OF ANY KIND, WHETHER
          EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND
          OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO PRODUCTS SOLD UNDER THIS AGREEMENT.

     (b) Where Products have limited life or may deteriorate through age or other factors such as improper storage, or where industry accepted visual imperfections exist as in glass or fused quartz products, such limited life, or imperfection is not a defect or a failure to conform to specifications as contemplated herein. SLI acknowledges that on high volume production items such as Products, a small percentage of defects (including failure to conform to specification(s) or breakage is considered normal. SLI understands and acknowledges that allowances for such defects and breakage is factored into the prices for Products. Should any particular manufacturing lot of Products develop an unusual number of defects, the parties shall negotiate regarding an acceptable resolution of the problem, but, in no event shall OSRAM SYLVANIA make available to SLI anything less in terms of remedies that it makes generally available to its customers for the same type of Product. If SLI desires specific acceptable quality levels or a different remedy for exceeding such levels. SLI shall so specify on the face of its Purchase Order.

     (c) SLI agrees to indemnify and hold OSRAM SYLVANIA harmless from and against any damage, expense, or loss that OSRAM SYLVANIA may suffer, sustain or be subject to by reason of infringement of patent or trademark arising from compliance with SLI designs or specification, modifications or instructions. Except as otherwise provided in the preceding sentence. OSRAM SYLVANIA shall defend any suit or proceeding brought against SLI so far as based on a claim that any Product furnished under this Agreement constitutes an infringement of any patent of the United States, if notified promptly in writing and given authority, information and assistance (at OSRAM SYLVANIA's expense) for the defense of same, and OSRAM SYLVANIA shall pay all damages and costs awarded therein against SLI. The foregoing states the entire liability of OSRAM SYLVANIA for patent infringement by the said Product.

11.  GENERAL PROVISIONS

     (a) Anything hereinabove, or in any documentation relating to particular sales-transactions pursuant hereto, to the contrary notwithstanding, title to Products sold to SLI hereunder shall pass upon delivery to SLI.


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     (b)  This Agreement does not, and shall not be deemed to, make either party the agent or legal representative of the other party for any purpose whatsoever and neither party shall have the right or authority to assume or create any obligation or responsibility whatsoever express or implied, in behalf of or in the name of the other party, or to bind the other party in any respect whatsoever, neither party shall make any guarantee, warranty or representation of Products on behalf of the other party.

     (c) This Agreement contains the entire and only understanding and agreement between the parties with regard to the subject matter hereof, there being merged herein all prior and contemporaneous oral or written representations, understandings, agreements, promises, and conditions relating to the subject matter hereof and any representation, understanding, agreement, or condition not incorporated herein or made a part hereof shall not be binding upon either party.

     (d) The terms of this Agreement may not be altered, waived, modified or discharged except by an express declaration in writing signed on behalf of OSRAM SYLVANIA by a duly authorized officer and referring specifically to this Agreement, and no separate verbal or written agreement, which may be made between SLI and OSRAM SYLVANIA's employees shall in any way modify or affect this Agreement.

     (e) The failure of either party at any time to require performance of the other party of any provisions hereof, shall in no way affect the full right to require such performance at any time thereafter nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

     (f) In the event that this Agreement, or any of its provisions, is declared invalid by a court, agency, commission or other entity having jurisdiction thereof, neither party shall have any cause of action or claim against the other party by reason of such declaration of invalidity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions.

     (g) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party shall in whole or in part, directly or indirectly sell, transfer, assign, pledge or otherwise encumber its rights or obligations under this Agreement without the other party's prior express written consent. Such consent shall not be unreasonably denied or delayed.

     (h) OSRAM SYLVANIA's liability arising from any claim, including for any loss or damage resulting from or connected with agreements or from the breach of performance thereof or from the design, manufacture, sale, delivery, installation, repair or use of any Product sold or delivered hereunder shall in no event exceed the price allocable to the Product(s) which give(s) rise to the claim and shall terminate three (3) years after delivery of such Product(s) to SLI.

     (i) This Agreement and all transactions between OSRAM SYLVANIA and SLI related thereto has been made and will be governed by and construed according to the laws of the Commonwealth of Massachusetts, USA, excluding its conflict of law rules and excluding the 1980 U.N. Convention on Contracts for the international Sales of Goods.

     (j) Except as provided in Paragraph 2(b) herein, any claim or controversy arising at any time out of or in relation to this Agreement shall be settled in accordance with the rules of commercial arbitration of the International Chamber of Commerce by an arbitrator appointed in accordance with the rules who shall be entitled to award specific performance preliminary or final and/or damages. Any arbitration shall take


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          place in Paris, France, and shall be conducted in the English
          language.   The arbitration shall be governed in accordance with the
          (1) language of the Agreement and (2) substantive law of the Commonwealth of Massachusetts, as noted above, except to the extent Massachusetts law conflicts with the language of this Agreement. In which event this Agreement will prevail. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. All proceedings shall be conducted in confidence: the parties agree to provide such information and make available such employees, as the
          arbitrator deems necessary for his or her determination.   Each party
          will be afforded an opportunity to examine the witnesses and documents referred to or submitted by the other party as a part of such proceedings and to submit a reasonable list of document requests, interrogatories and requests for admission to which the other will respond, if being understood that time is of the essence in the completion of such proceedings. The arbitrator shall be required to put his or her award and decision in writing and provide all parties with a copy thereof.

IN WITNESS WHEREOF, this Agreement has been executed by both parties hereto as of the day and year first above written.


OSRAM SYLVANIA PRODUCTS INC.            SYLVANIA LIGHTING INTERNATIONAL B.V.


By: /s/                                 By: /s/ Carlos J. Piltsi
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